UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): October 23, 2009
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Agreement
Introduction.
     On October 23, 2009, ION Geophysical Corporation (the “Company”) entered into:
•	A binding term sheet (the “Term Sheet”) with BGP Inc., China National Petroleum Corporation, a company organized under the laws of the People’s Republic of China (“BGP”), which sets forth, among other things, the principal terms for a proposed joint venture between BGP and the Company;

•	A Sixth Amendment to Amended and Restated Credit Agreement dated effective as of October 23, 2009 (the “Sixth Amendment”), which, among other things, (i) increases the aggregate revolving commitment amount under the Company’s existing senior secured credit facility (the “Credit Facility”) from $100.0 million to $140.0 million (ii) permits Bank of China, New York Branch (the “New Lender”), to join the Credit Facility as a lender, and (iii) modifies, or provides limited waivers of, certain of the financial and other covenants contained in the Credit Facility;

•	Two promissory notes (the “Convertible Notes”) issued to the New Lender under the Credit Facility as amended by the Sixth Amendment, evidencing the “Bridge Loan” (as that term is described below) and convertible into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”);

•	A Warrant Issuance Agreement with BGP, under which the Company agreed to grant to BGP a warrant (the “Warrant”) to purchase shares of the Company’s Common Stock that may be exercised in lieu of conversion of the Convertible Notes as described below; and

•	A Registration Rights Agreement, whereby the Company granted BGP certain rights to resell shares of Common Stock acquired by it pursuant to the Convertible Notes or the Warrant.
     BGP is a leading global geophysical services contracting company. BGP is a subsidiary of China National Petroleum Corporation (“CNPC”) and has been a customer of the Company’s products and services for many years. For the Company’s fiscal years ended December 31, 2008 and 2007, BGP and CNPC collectively accounted for approximately 5.1% and 5.6% of the Company’s consolidated net sales, respectively.
     The Sixth Amendment provides for bridge loan financing under the Credit Facility from the New Lender to the Company of up to $40.0 million in revolving credit indebtedness (the “Bridge Loan”). The Company drew down the full $40.0 million available under the Bridge Loan and issued the Warrant on October 27, 2009. The outstanding principal amount of the indebtedness under the Bridge Loan will be convertible into shares of Common Stock, subject to certain conditions described below. The proceeds from the Bridge Financing will be used by the Company for its working capital purposes.
Term Sheet
     The Term Sheet contemplates the completion of the following transactions at a subsequent closing:
•	The formation of a joint venture between the Company and BGP involving the Company’s land-based seismic data acquisition equipment business (the “JV”);

•	The issuance and sale by the Company to BGP or one of its affiliates (which, together with any subsequent permitted transferees, are sometimes collectively referred to in this Form 8-K as the “Holder”) of a number of shares of Common Stock at a purchase price of $2.80 per share (the “Equity Investment”) so that, when added to the total number of shares of Common Stock that may have been previously issued pursuant to conversion of the Bridge Loan and/or exercise of the Warrant, the Holder would own an amount of Common Stock equal to 19.99% of the issued and outstanding shares of Common Stock. Including the effect of the Equity Investment, BGP would own approximately 16.66% of the shares of outstanding Common Stock;

•	The establishment of a new revolving line of credit in the amount of $100.0 million between the Company as borrower and one or more lender(s) procured by BGP, which may include the New Lender (the “New Credit Facility”), in order to replace the current Credit Facility; and

•	The refinancing of the Company’s term loan indebtedness outstanding under the Credit Facility (the “Term Loan Refinancing”). As of September 30, 2009, the amount of such term loan debt outstanding was approximately $106.3 million.
     The formation of the JV, the Equity Investment, the establishment of the New Credit Facility and the Term Loan Refinancing are referred to collectively herein as the “Transactions.”
     The Transactions and the related definitive transaction documents to be completed reflecting the provisions set forth in the Term Sheet (and such other terms as both parties may subsequently agree to) are conditioned upon, among other things, the completion of regulatory reviews and receipt of applicable approvals in the United States and the People’s Republic of China, the simultaneous consummation of each of the Transactions and the satisfactory completion of confirmatory business, accounting, financial, legal, regulatory and tax due diligence. Prior to closing, the Company and BGP will file a joint voluntary notice of the transaction for review by the Committee on Foreign Investment in the United States (CFIUS), a government inter-agency committee chaired by the Secretary of the Treasury.
     Under the Term Sheet, the parties have agreed to use their best efforts to work diligently and in good faith to cause the closing of the Transactions to occur as soon as practicable following the execution of the definitive transaction documents, and on or before the later to occur of the following dates: (i) December 31, 2009 or (ii) 10 business days following the date on which all necessary regulatory approvals (including receiving clearance from CFIUS to complete the Transactions) have been obtained, but in any event, no later than March 31, 2010. The parties’ obligations under the Term Sheet may be terminated (i) by written agreement of the parties, (ii) by either party in the event that such party’s conditions have not been satisfied on or before March 31, 2010 (subject to a 15-day cure period) or (iii) by either party in the event that certain mutual conditions have not been satisfied on or before March 31, 2010. In addition, the Company and BGP have each agreed to pay the other a break-up fee of $5.0 million if either party determines to terminate its obligations under the Term Sheet because the other party has failed to satisfy certain conditions (including conditions precedent to closing that (a) the other party has not experienced a material adverse event or condition that has resulted in a material adverse effect on its business, prospects and results of operations change, (b) the other party has not breached any of its representations and warranties contained in the Term Sheet and such representations and warranties continue to be true and correct and (c) with respect to BGP’s obligations under the Term Sheet, the Company has not suffered any material default or acceleration of any of its liabilities).
     The Term Sheet provides that the JV will initially be a new subsidiary of one of the parties, to be agreed upon after further review by the parties. It is expected that the Company and BGP will enter into a purchase agreement pursuant to which (i) BGP will acquire a 51% equity interest in the JV for an aggregate purchase price of $108.5 million cash to be paid to the Company and the contribution by BGP to the JV of certain assets and certain related liabilities of BGP that relate to the JV Business (as defined below), and (ii) the Company will acquire a 49% interest in the JV in exchange for its contribution of certain assets and certain related liabilities that relate to the JV Business. The assets of each party to be transferred to the JV will include seismic recording systems, inventory, certain intellectual property rights and contract rights, all as may be necessary to own and operate the JV Business.
     The scope of the “JV Business” is defined in the Term Sheet as being the business of designing, development, engineering, manufacturing, research and development, distribution, sales and marketing and field support of land-based equipment used in seismic data acquisition for the energy and petroleum industry. Expressly excluded from the scope of the JV Business will be (x) the analog sensor businesses of the Company and BGP and (y) the businesses of certain companies in which BGP or the Company is currently a mnority owner (the “Excluded Businesses”). In addition to the Excluded Businesses, all other Company non-land based businesses — including the Company’s Marine Imaging Systems, Concept Systems, Data Management Solutions, GXT Imaging Solutions, Integrated Seismic Solutions (ISS) and BasinSPAN™ seismic data libraries — will remain owned and operated by the Company and will not comprise a part of the JV.
     The Term Sheet provides that the board of directors of the JV will consist of four members appointed by BGP and three members appointed by the Company. It also provides that certain significant actions to be taken by the JV will first require the approval of shareholders or interest holders holding at least 70% of the voting power of the JV, including actions such as amendments to the JV’s organizational documents, liquidating, dissolving or winding up the JV, sales of all or substantially all of the JV’s assets, changes in the size and function of the JV’s board of directors or analogous governing body and mergers, share exchanges, amalgamations, consolidations and similar corporate changes under law.
     The Term Sheet contemplates that during the term of the JV, each of the Company, BGP and their respective subsidiaries (other than the JV) will not compete directly in the businesses that are within the scope of the JV Business. Each party’s equity interests in the JV will be subject to certain restrictions on transfer, including a prohibition on transfers during the first five years of the JV and a right of first refusal in favor of the non-transferring party after such five-year period, subject to exceptions. The Term

Sheet provides that BGP may transfer its equity interest in the JV if required by applicable law or to a permitted transferee that agrees to be bound by all applicable documents.
     The issuances by the Company of (i) the convertible debt under the Bridge Loan, (ii) the Warrant and (iii) the shares of Common Stock to be issued in connection with the Equity Investment, the conversion of the Bridge Loan and/or the exercise of the Warrant, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an available exemption or exemptions from registration thereunder.
     Under the Term Sheet, the Company agreed to provide BGP with certain registration rights and to file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act with respect to resales of the shares of Common Stock to be acquired by BGP in connection with the transactions described herein. The Registration Rights Agreement dated October 23, 2009 entered into by the Company and BGP evidences these rights and grants to BGP a number of demand registration rights, shelf registration rights and piggyback rights with respect to registered resales of the shares of Common Stock to be acquired by it from the Company in connection with exercises of the Warrant and conversion of the Convertible Notes. It also contains customary provisions regarding rights of indemnification between the parties with respect to certain applicable securities law liabilities.
     The Term Sheet contains a number of additional provisions to be incorporated into the definitive JV transaction documents between the parties, including provisions regarding future capital contributions, allocations of profits and losses, distributions from the JV, approval of budgets and strategic plans, executive management, related-party transactions, deadlock and dispute resolution procedures, withdrawals, winding up and dissolution and termination of the JV.
     Under the Term Sheet, following the completion of the Transactions, for so long as the Holder owns as least 10% of the outstanding shares of Common Stock, the Holder will have the right to nominate one director to serve on the Board of Directors of the Company. In the definitive transaction documents, the Company will agree that it will use its best efforts to cause BGP’s designee to be appointed to the Board of Directors of the Company immediately following completion of the Transactions, and to use its best efforts to ensure that a designee of BGP or the Holder, as the case may be, is represented on the Board of Directors of the Company. The Term Sheet additionally provides that at any time following completion of the Transactions, whenever the Company issues any shares of Common Stock or other securities convertible into, exercisable or exchangeable for Common Stock, the Holder will have the right to subscribe for the number of such shares or other securities as may be necessary to retain the Holder’s proportionate ownership of Common Stock that existed before such issuance, subject to usual and customary exceptions such as issuances of securities as equity compensation to the Company’s directors, employees and consultants.
     The Company and BGP also agreed in the Term Sheet to establish at the closing of the Transactions the New Credit Facility, which, together with the Term Loan Refinancing, will replace the revolving credit and term loan indebtedness under the Credit Facility in their entirety. BGP agreed in the Term Sheet to procure commercial lender(s) on terms reasonably satisfactory to the Company and BGP in order to establish a new revolving line of credit and the Term Loan Refinancing under the New Credit Facility. It is expected that the Company will use a portion of the proceeds from the Transactions to retire (i) the outstanding indebtedness under its existing revolving line of credit ($98.0 million outstanding at September 30, 2009) and (ii) $35.0 million in subordinated indebtedness incurred in connection with the Company’s acquisition of ARAM in September 2008. The Term Loan Refinancing will replace the current term loan indebtedness under the Credit Facility.
     The Company anticipates that it will account for the JV under the equity method of accounting under U.S. generally accepted accounting principles.
Sixth Amendment to Credit Agreement.
     The Company’s Credit Facility is governed by the terms of that certain Amended and Restated Credit Agreement dated July 3, 2008, as it has been subsequently amended (the “Credit Agreement”). Prior to the execution and delivery of the Sixth Amendment, the Credit Agreement had provided for a $100.0 million revolving credit facility and a $125.0 million original principal amount term loan (under which approximately $106.3 million in term loan indebtedness was outstanding as of September 30, 2009).
     On October 23, 2009, the Company entered into the Sixth Amendment, which, among other things, (i) increases the aggregate revolving credit commitment amount under the Credit Facility from $100.0 million to $140.0 million pursuant to a commitment increase provision, (ii) permits the New Lender to join the Credit Facility as a lender and make revolving credit advances to the Company and one of its foreign subsidiaries in the aggregate amount of up to$40.0 million under such commitment increase provision and (iii) modifies or provides for limited waivers of certain of the financial and other covenants contained in the Credit Facility that are to be effective until the sooner of (x) the closing of the Transactions or (y) if the Transactions do not close by March 31, 2010 or the Term Sheet is terminated for any reason prior to closing, 60 days after receipt of notice of termination of such waivers from the Administrative Agent under the Credit Facility.

     Other provisions modifying the terms of the Credit Agreement pursuant to the Sixth Amendment:
•	permit the principal amount of the Bridge Loan to be convertible into shares of Common Stock; and

•	waive certain other covenants to the extent necessary to permit the issuance of the Warrant.
     Any conversion of the principal amount of the outstanding indebtedness under the Bridge Loan into shares of Common Stock pursuant to the terms of the Convertible Notes will be subject to the same conditions regarding certain governmental approvals described below as the conditions on exercise pursuant to the Warrant and the Warrant Issuance Agreement. See “ — Certain Provisions Regarding Exercise of the Warrant and Conversion of the Bridge Loan” below.
     The Convertible Notes provide that at the initial conversion price of $2.80 per share (the “Strike Price”), the full $40.0 million principal amount under the Bridge Loan to be initially outstanding would be convertible into 14,285,714 shares of Common Stock. The Convertible Notes provide that the Strike Price and the number of shares into which the notes may be converted are subject to adjustment on terms and conditions similar to those contained in the Warrant.
Warrant Issuance Agreement and Warrant.
     The Warrant will be exercisable, in whole or in part, at any time and from time to time, subject to the conditions described below. The Warrant will initially entitle the holder thereof to purchase a number of shares of Common Stock equal to $40.0 million divided by the Strike Price of $2.80 per share, subject to adjustment as described below. Any subsequent conversions of the Bridge Loan and exercises of the Warrant will reduce the dollar amount under the Warrant into which the exercise price may be divided to determine the number of shares that may be acquired upon exercise. The Strike Price will be subject to adjustment upon the occurrence of a “Triggering Event.” A “Triggering Event” will occur in the event that the Transactions cannot be completed by March 31, 2010 (the “Outside Date”), solely as a result of the occurrence of a statement, order or other indication from any relevant governmental regulatory agency that (a) the Transactions would not be approved, would be opposed, objected to or sanctioned or (b) the Transactions or BGP’s business and operations would be required to be altered (or upon the earlier abandonment of the Transactions due to any such statement, indication or order). In such event, the Strike Price per share will be adjusted (but not to an amount that exceeds $2.80 per share) to a price per share (the “Adjusted Strike Price”) that is equal to 75% of the lowest trading price of the Common Stock over a ten-consecutive-trading-day period, beginning on and inclusive of the first trading day following the public announcement of any failure to complete the Transactions (or the abandonment thereof), which failure or abandonment was the result of such Triggering Event. The Strike Price of the Warrant is also subject to certain customary anti-dilution adjustments.
     The Warrant provides for certain cashless exercise rights that are exercisable by the holder of the Warrant in the event that certain governmental approvals from the People’s Republic of China permitting the exercise of the Warrant for cash are not obtained.
     At the initial exercise price (Strike Price) of $2.80 per share, the Warrant would initially be fully exercisable for 14,285,714 shares of Common Stock.
     Following the time that certain governmental approvals are obtained, the Warrant will be exercisable until its expiration, which is specified to be the earlier of (x) December 31, 2010 or (y) the full conversion of the Convertible Notes into shares of Common Stock. As a result of any adjustments to the exercise price and the conversion price that may be required under the terms of the Warrant and/or the Convertible Notes which would result in the aggregate number of shares issued and issuable under the Warrant and/or the Convertible Notes to exceed 19.99% of the total outstanding shares of Common Stock (i.e., 23,789,536 shares), then any issuance of any number of shares in excess of that amount would be conditioned upon the prior approval of the Company’s stockholders (which the Company has agreed in such event to use its best efforts to obtain).
     The Warrant will be freely transferable by BGP, except that it may not be transferred to any competitors of the Company.
Certain Provisions Regarding Exercise of the Warrant and Conversion of the Bridge Loan.
     Exercise of the Warrant and conversion of the Bridge Loan will be contingent upon the conclusion of a review of the Transactions by CFIUS, whether favorable or unfavorable (and in any event by no later than the Outside Date). If BGP has not obtained CFIUS approval for the holding of the full amount of Common Stock to which it would be entitled under the terms of the Warrant or the Bridge Loan, BGP will agree to only hold such amount of Common Stock as may be permitted by CFIUS as a passive investment under applicable CFIUS regulations, and will transfer the Warrant (in whole or in part) or enter into other appropriate arrangements that would permit BGP to hold such Common Stock.

     Contemporaneously with the closing of the Transactions, all of the then-outstanding principal amounts under the Convertible Notes will be automatically converted into shares of Common Stock unless, at the option of the Holder of the Warrant, the Holder elects to exercise the Warrant in whole or in part, in lieu of the full conversion of such remaining principal amounts under the Convertible Notes.
     Upon conversion of the full outstanding principal amount under the Bridge Loan into shares of Common Stock, the Warrant will be cancelled. Upon the exercise in full of the Warrant, all conversion rights under the Bridge Loan will terminate. On any partial conversion of the Convertible Notes, the Warrant will be exercisable into a number of shares of Common Stock to be determined by dividing the remaining outstanding principal amount under the Bridge Loan by the Strike Price or the Adjusted Strike Price, as the case may be.
     Assuming that no adjustments to the exercise or conversion prices of (or the number of Shares to be issued under) the Warrant or the Convertible Notes are necessitated prior to closing the Transactions, the Term Sheet provides that at the closing of the Transactions, BGP would purchase directly from the Company under the Equity Investment a number of shares of Common Stock at a purchase price of $2.80 per share such that, when added to the total number of shares of Common Stock that may have been previously issued pursuant to conversion of the Convertible Notes and/or exercise of the Warrant, the Holder would own 19.99% of the issued and outstanding shares of Common Stock. If any required adjustments to the Warrant and the Convertible Notes result in the number of shares that could be acquired on conversion and/or exercise would exceed that amount, no issuance of any such excess amount would be made unless and until stockholder approval for such issuance was obtained, and in such event, the Equity Investment would not occur. It is expected that any shares of Common Stock to be issued under the Equity Investment would be issued to BGP in a transaction exempt from the registration requirements under the Securities Act pursuant to Section 4(2) of such Act, and other applicable exemptions.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The text set forth in Item 1.01 of this Current Report on Form 8-K regarding the Bridge Loan is incorporated into this item by such reference.
     The New Lender extended the Bridge Loan to the Company pursuant to the terms and conditions of the Credit Facility, as amended by the Sixth Amendment. The Bridge Loan is currently scheduled to mature on the maturity date of the revolving credit indebtedness under the Credit Facility, which is July 3, 2013. Interest accruing on the Bridge Loan will be paid in accordance with the terms of the Credit Agreement, as amended by the Sixth Amendment, except that upon any conversion of the Convertible Notes, interest accrued on the principal amount so converted would be thereupon payable by the Company to the holder of the notes. The Credit Agreement contains customary provisions regarding defaults and events of default under the Credit Facility.
Item 3.02. Unregistered Sales of Equity Securities.
     The text set forth in Item 1.01 and 2.03 of this Current Report on Form 8-K regarding the issuance by the Company of the Warrant and the Convertible Notes is incorporated into this item by such reference.
     The issuance of the Warrant, the Convertible Notes and the underlying shares of Common Stock that may be acquired upon exercise or conversion thereof have not been registered under the Securities Act in reliance upon an exemption or exemptions from the registration requirements provided for under such Act and rules and regulations thereunder, including under Section 4(2) of the Securities Act.
Item 3.03. Material Modification to Rights of Security Holders.
     The text set forth in (i) Item 1.01 of this Current Report on Form 8-K regarding the Transactions and the limited waivers of certain financial covenants contained in the Credit Facility and (ii) Item 2.03 of this Current Report on Form 8-K regarding the Bridge Loan, is incorporated into this item by reference.
Item 7.01. Regulation FD Disclosure.
     On October 23, 2009, the Company issued a news release announcing its entering into of the Term Sheet with BGP, the execution and delivery of certain of the Bridge Loan documents and the execution and delivery of the Warrant Issuance Agreement. A copy of the press release is attached as Exhibit 99.1.

     The information contained in this Item 7.01 and Exhibit 99.1 of this report (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended, and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 23, 2009.

SIGNATURES
   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2009	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 23, 2009.